Immune Design Reports Fourth Quarter and Full Year 2014 Financial Results and Provides Corporate Update

SEATTLE and SOUTH SAN FRANCISCO, March 31, 2015 -- Immune Design Corp. (Nasdaq: IMDZ), a clinical-stage immunotherapy company, today reported financial results and provided a corporate update for the fourth quarter and full year ending December 31, 2014.

“2014 was a transformational year for Immune Design: initiating the clinical development of the company’s two in vivo immuno-oncology approaches to fighting cancer; the progress of our partner’s programs outside of oncology; and the validation of both new partnerships and the public investors behind our successful IPO,” said Carlos V. Paya, M.D., Ph.D., president and chief executive officer of Immune Design.

Fourth Quarter and Full Year 2014 Highlights and Corporate Update
Immuno-oncology Clinical Development

•
All clinical programs progressing on schedule. Clinical development of Immune Design’s primary product candidates, CMB305 and G100, which encompass two alternate approaches to fighting cancer, are progressing per plan.

•
Topline Data from the Phase 1 studies of the two components of CMB305 (LV305 and G305) support development of CMB305. CMB305 is Immune Design’s primary product candidate in its Specific Antigen approach and targets NY-ESO-1-expressing cancers. CMB305’s “prime” and “boost” components, LV305 and G305, were well tolerated and demonstrated specific and selective immunogenicity in two parallel Phase 1 studies to meet the company’s guidelines to progress CMB305 into development.

◦	After reviewing the safety data from each of the two studies, the DSMBs for each study voted that each agent was safe without dose-limiting toxicities;

◦	A significant subset of LV305 treated patients had NY-ESO-1-specific CD8 T cell responses that were generated or increased after therapy;

◦	A significant subset of G305 patients had a combination of NY-ESO-1-specific CD4 T cells and antibody responses that were generated or increased after therapy; and

◦	Clinical benefit in the form of stable disease was observed in a number of patients.

•
Topline Data from first G100 Phase 1 study supports further development of G100. G100 is the product candidate under the company’s Endogenous Antigen approach, or intra-tumoral immune activation, and is currently being studied in two separate Phase 1 studies in Merkel cell carcinoma (MCC) and sarcoma.

◦	The ongoing safety analysis demonstrates an acceptable profile alone or in combination with local radiation; and

◦	In addition to the initial complete response previously reported, we have observed additional evidence of clinical efficacy.

•	The 2015 clinical development programs will study both approaches in multiple tumor types. Immune Design plans to expand existing, and commence new, clinical studies for both CMB305 and G100 in 2015.

◦
Following appropriate safety findings of the CMB305 Dose Escalation study, Immune Design plans to commence an expansion study at the optimal dose in patients with any of four tumor types: sarcoma, lung, ovarian and melanoma, to determine additional safety, observe the desired immunogenicity against NY-ESO-1 and obtain preliminary efficacy readouts.

◦	In Q1 2015, the company initiated a dose expansion of LV305 in a number of solid cancers at the highest dose studied in the Phase 1 dose escalation trial.

◦
Beyond the completion of both the MCC and sarcoma studies, Immune Design is also planning a third Phase 1 pilot trial of G100 in combination with local radiation in patients with non-Hodgkins Lymphoma.

Fourth Quarter and Full Year 2014 Financial Highlights

•
Cash and cash equivalents totaled $75.4 million on December 31, 2014 compared to $30.4 million on December 31, 2013.  The increase in year end 2014 cash was primarily attributable to proceeds from Immune Design's public offering of common stock and the exercise of warrants for cash in the third quarter of 2014, offset by cash used in operations.

•
Revenue for the fourth quarter of 2014 was $1.8 million compared to $0.0 million in the fourth quarter of 2013, primarily due to revenue recognized under our G103 collaboration with Sanofi Pasteur (the therapeutic HSV2 vaccine composed of three proprietary HSV2 antigens and GLAAS). Revenue for the full year 2014 increased by $4.8 million, or 300%, to $6.4 million in 2014 from $1.6 million in 2013 primarily due to revenue recognized through our license agreements with Sanofi and MedImmune LLC, and our collaboration with Sanofi Pasteur around G103.

•
Research and development expenses for the fourth quarter of 2014 increased by $6.1 million to $8.8 million from $2.7 million in the fourth quarter of 2013. Full year 2014 research and development expenses increased by $11.2 million to $22.7 million in 2014 from $11.6 million in 2013. This increase was primarily related to advancing the LV305 and G305 programs in Phase 1 clinical trials, development of G103, and expanding our internal immuno-oncology research activities.

•
General and administrative expenses for the fourth quarter of 2014 increased by $3.9 million to $5.5 million, from $1.6 million in the fourth quarter of 2013. Full year 2014 general and administrative expenses were $12.9 million, an increase of $8.5 million from $4.4 million in 2013. This increase was primarily due to increased public company related expenses, litigation support costs, and increases in non-cash stock based compensation and cash compensation.

•
Net loss for the fourth quarter of 2014 was $13.1 million, or $0.78 per basic and diluted share, compared to a net loss of $5.4 million, or $14.71 per basic and diluted share, for the fourth quarter of 2013. Full year 2014 net loss was $34.2 million, or $4.56 per basic and diluted share, compared to a full year 2013 net loss of $16.0 million, or $43.48 per basic and diluted share. This increase in net loss was primarily related to advancing the LV305 and G305 programs into phase 1 clinical trials, increased public company related expenses and expanding internal immuno-oncology discovery activities.

Cash Guidance

Immune Design expects full-year 2015 net cash used in operating activities to be between $33.0 and $37.0 million, and estimates ending 2015 with between $38.0 and $42.0 million in cash and cash equivalents. Immune Design expects to have cash to fund operations into early 2017 without entering into any additional collaboration agreements.

Conference Call Information

Immune Design will host a conference call and live audio webcast this afternoon at 1:30 p.m. PST/4:30 p.m. EST to provide a corporate update and discuss its financial results. To participate in the conference call, please dial (844) 831-3023 for domestic callers or (920) 663-6275 for international callers and refer to conference ID 11929185. To access the live webcast, please visit the "Events & Presentations" page under the "Investors" tab on Immune Design's website at www.immunedesign.com.

An archived copy of the webcast will be available on Immune Design's website beginning approximately two hours after the conference call. Immune Design will maintain an archived replay of the webcast on its website for at least 30 days after the conference call.

About Immune Design

Immune Design is a clinical-stage immunotherapy company employing next-generation in vivo approaches to enable the body's immune system to fight disease. The company's technologies are engineered to activate the immune system's natural ability to generate and/or expand antigen-specific cytotoxic T cells, while enhancing other immune effectors, to fight cancer and other chronic diseases. CMB305 and G100, the foci of Immune Design's ongoing immuno-oncology clinical programs, are the product of its two synergistic discovery platforms: ZVexTM and GLAASTM. Immune Design has offices in Seattle and South San Francisco. For more information, visit www.immunedesign.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Immune Design’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about (i) the timing of initiation, progress and scope of clinical trials for Immune Design’s product candidates, (ii) the reporting of clinical data regarding Immune Design’s product candidates, (iii) Immune Design’s full-year 2015 net cash used in operating activities; (iv) the amount of Immune Design’s cash and cash equivalents at the end of 2015; and (v) the period during which Immune Design expects to be able to fund operations. Many factors may cause differences between current expectations and actual results including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrolment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of Immune Design’s collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. Other factors that may cause Immune Design’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Immune Design’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, Immune Design assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Immune Design
Selected Balance Sheet Data
(In Thousands)

	December 31,	December 31,
	2014	2013

Cash and cash equivalents	$75,354	$30,387
Total assets	78,383	30,965
Total Current liabilities	11,947	1,975
Convertible preferred stock	—	81,394
Total stockholders' equity (deficit)	66,346	(55,834)

Statements of Operation Data
(In Thousands Except Per Share Amounts)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013

Revenues:
Licensing revenue	$-	$12	$4,500	$729
Product sales	748	12	881	870
Other, net	1,052	-	1,052	-
Total revenues	1,800	24	6,433	1,599
Operating expenses:
Cost of product sales	575	137	638	669
Research and development	8,797	2,735	22,746	11,554
General and administrative	5,549	1,606	12,927	4,433
Total operating expenses	14,921	4,478	36,311	16,656
Loss from operations	(13,121)	(4,454)	(29,878)	(15,057)
Interest and other income (expense)	1	3	4	37
Change in fair value of convertible preferred stock warrant liability	-	(955)	(4,277)	(955)
Net loss attributable to common stockholders	$(13,120)	$(5,406)	$(34,151)	$(15,975)
Basic and diluted net loss per share attributable to common stockholders	$(0.78)	$(14.71)	$(4.56)	$(43.48)
Weighted-average shares used to compute basic and diluted net loss per share attributable to common stockholders	16,878,602	369,460	7,494,790	367,437

Media Contact
Julie Rathbun
Rathbun Communications
julie@rathbuncomm.com
206-769-9219

Investor Contact
Shari Annes
Annes Associates
sannes@annesassociates.com
650-888-0902